UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2006

Kosan Biosciences Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31633	94-3217016
(Commission File Number)	(IRS Employer Identification No.)

3832 Bay Center Place, Hayward, CA 94545

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 732-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 7, 2006, Kosan Biosciences Incorporated (the “Company”) entered into an offer letter (the “Offer Letter”) with Gary S. Titus, pursuant to which Mr. Titus will serve as the Company’s Senior Vice President and Chief Financial Officer, effective as of September 5, 2006.

Pursuant to the terms of the Offer Letter, Mr. Titus will receive an annual base salary of $300,000. Mr. Titus will also be eligible to participate in the Company’s executive officer cash bonus plan, pursuant to which he can earn up to 35% of his annual base salary. The Offer Letter provides for the granting of a stock option to purchase 150,000 shares of common stock (the “Stock Option”) under the Company’s 2006 Equity Incentive Plan at an exercise price per share equal to the closing price as reported on the Nasdaq Global Market on the trading day before Mr. Titus’ first day of full-time employment with the Company. The Stock Option is subject to a four year vesting schedule, with one-fourth of the shares vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years.

The foregoing description is subject to, and qualified in its entirety by, the Offer Letter, which is attached hereto as Exhibit 10.42.

Item 5.02 Departure of Directors or Principal Officers; Election of Officers; Appointment of Officers.

On August 14, 2006, the Board of Directors of the Company appointed Gary S. Titus as the Company’s Senior Vice President and Chief Financial Officer, effective September 5, 2006. David L. Johnson has agreed to resign as the Company’s principal accounting officer and principal financial officer, effective September 5, 2006.

Mr. Titus, 46, served as Acting Chief Financial Officer of Nuvelo, Inc., a biotechnology company, from October 2005 to August 2006. From July 2004 to October 2005, Mr. Titus served as Vice President Finance and Chief Accounting Officer of Nuvelo, Inc. and Senior Director Finance from January 2003 to July 2004. From January 2002 to January 2003, Mr. Titus served as Senior Director Finance of Metabolex, Inc., a biotechnology company. From May 2001 to January 2002, he served as Senior Director Finance of Intrabiotics Pharmaceuticals, Inc., a biotechnology company, and Director Finance from January 2000 to April 2001. Mr. Titus received a B.S. in Finance from the University of Florida and a B.S. in Accounting from the University of South Florida.

The terms of Mr. Titus’ Offer Letter are described in Item 1.01 above and are incorporated by reference herein.

Mr. Titus and the Company will enter into a Change in Control and Severance Agreement (the “Change in Control Agreement”), which provides for payment of certain benefits to Mr. Titus if, at any time within one month prior to, or 18 months following, a Change in Control (as defined in the Change in Control Agreement), his employment with the Company is terminated by means of either a Constructive Termination or an Involuntary Termination Without Cause (as such terms are defined in the Change in Control Agreement), including:

(A) Payment to Mr. Titus of a lump sum cash payment equal to (a) two times Mr. Titus’ annual base salary, plus (b) two times the greatest of (i) the cash bonus paid to Mr. Titus in the year prior to termination, (ii) the target cash bonus to be paid to Mr. Titus in the year in which the termination occurs and (iii) the target cash bonus as in effect immediately prior to the Change in Control;

(B) The vesting and exercisability of all outstanding options to purchase the Company’s common stock held by Mr. Titus on the date of termination will be accelerated in full, and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to Mr. Titus by the Company will lapse. In the event of a termination, the exercise period of any outstanding option held by Mr. Titus on the date of termination will be extended, if necessary, such that the exercise period will not terminate prior to the later of (a) 12 months after the effective date of termination and (b) the post-termination exercise period provided for in such option, subject to certain exceptions; and

(C) In the event the Mr. Titus timely elects continued coverage of a health, dental or vision plan sponsored by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the full amount of Mr. Titus’ COBRA premiums, including coverage for Mr. Titus’ eligible dependants, for a period equal to the earlier of (a) 24 months or (b) Mr. Titus’ death or the effective date of Mr. Titus’ coverage by a medical, dental or vision insurance plan of a subsequent employer. All other benefits (such as life insurance, disability coverage and 401(k) plan coverage) will terminate as of Mr. Titus’ termination date (except to the extent that a conversion privilege may be available thereunder).

Under the terms of the Change in Control Agreement, if the payments to Mr. Titus result in the imposition of any excise taxes, the Company is required to make an additional payment to Mr. Titus to cover such taxes (including any taxes on such additional payment).

On August 15, 2006, the Company issued a press release announcing the appointment of Gary S. Titus as Senior Vice President and Chief Financial Officer of the Company. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description
10.42	Employment Agreement between the Company and Gary S. Titus dated August 7, 2006.

99.1	Press Release entitled “Kosan Appoints Gary Titus Senior Vice President and Chief Financial Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kosan Biosciences Incorporated

Dated: August 15, 2006	By:	/s/ Margaret A. Horn
Margaret A. Horn, Senior Vice President, Legal and Corporate Development, General Counsel and Secretary

EXHIBIT INDEX

Number	Description
10.42	Employment Agreement between the Company and Gary S. Titus dated August 7, 2006.

99.1	Press Release entitled “Kosan Appoints Gary Titus Senior Vice President and Chief Financial Officer.”